Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-174207 on Form S-3, No. 333-193114 on Form S-8 and No. 333-194343 on Form S-3 of RCI Hospitality Holdings, Inc. of our report dated December 14, 2015, relating to the consolidated financial statements and our report dated December 14, 2015, relating to the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of RCI Hospitality Holdings, Inc. for the year ended September 30, 2015.

(s) Whitley Penn LLP

Dallas, Texas

December 14, 2015